Exhibit 3.25
ARTICLES OF AMENDMENT
By Directors or Shareholders
PLEASE TYPE OR PRINT LEGIBLY IN BLACK INK
1.    Name of the corporation prior to the amendment:

Simplex Manufacturing Co.
2.    State the article number(s) and set forth the article(s) as it is amended to read. (Attach additional sheets, if necessary.)

See Article VIII attached hereto and hereby incorporated herein by reference.
3.    The amendment was adopted on November 1, 1988. (If more than one amendment was adopted, identify the date of adoption of each amendment.)
4.    Check the one appropriate statement:
☐    Shareholder action was not required to adopt the amendment(s). The amendment was adopted by the board of directors without shareholder action.
☒    Shareholder action was required to adopt the amendment(s). The shareholder vote was as follows:

Class or Series of Shares	Number of Shares Outstanding	Number of Votes Entitled to be Cast	Number of Votes Cast For	Number of Votes Cast Against
Common	1800	1800	1800	None
5.    Other provisions, if applicable (Attach additional sheets, if necessary).

Execution:	Daniel A. Conti	Chairman of the Board
	Printed Name	Title

to contact about this filing:	B. Rupert Koblegarde, Attorney	(503) 227-1411
	Name	Daytime Phone Number
Submit the original and a true copy to the Corporation Division, 158 12th Street NE, Salem, Oregon 97310. There is no fee required. If you have questions, please call (503) 378-4166.

ARTICLE VII
INDEMNIFICATION OF DIRECTORS AND OFFICERS
AND
LIMITATION OF LIABILITY
A.    The corporation shall indemnify each of its Directors and officers to the fullest extent permissible under the Oregon Business Corporation Act, as the same exists or may hereafter be amended against all expense, liability and loss (including, without limitation, attorneys’ fees) incurred or suffered by such person by reason of or arising from the fact that such person is or was a Director or officer of the corporation, or is or was serving at the request of the corporation as a Director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise; and such indemnification shall continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of his or her heirs, executors and administrators. The indemnification provided in this Paragraph A shall not be exclusive of any other rights to which any person may be entitled under any statute, by law, agreement, resolution of shareholders or Directors, contract or otherwise.
B.    A Director of the corporation shall have no personal liability to the corporation or its shareholders for monetary damages for conduct as a Director, provided this Paragraph B shall not eliminate or limit the liability of a Director for (1) any breach of the Director’s duty of loyalty to the corporation or its shareholders; (1) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) any unlawful distribution under ORS 60.367; or (4) any transaction from which the Director derived an improper personal benefit. This Paragraph B shall not affect the liability of a Director for any act or omission occurring prior to the date its provisions became effective. No subsequent repeal of or amendment to this Paragraph B shall adversely affect any right or protection of a Director of the corporation existing at the time of such repeal or amendment.